UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

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On June 20, 2023, Noble Roman’s, Inc. issued the following press release:

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC. 6612 E. 75th Street, Suite 450 Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman (pmobley@nobleromans.com)

Mike Cole, Investor Relations: 949-444-1341 (mike.cole@mzgroup.us)

Noble Roman’s Issues 2nd Quarter Interim Update

(Indianapolis, Indiana) – June 20, 2023 - Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub, today issued a progress report for the second quarter 2023 and other operational highlights.

Noble Roman’s reported the following updates on its operations through May 31, 2023:

●	Net contribution margin from the company’s Craft Pizza & Pub segment increased to 15.1% quarter-to-date through May compared to 8.4% for the full first quarter of 2023

●	For the year-to-date period in 2023, the company signed an additional 28 franchise agreements for its non-traditional venue, with a record pipeline of prospects at various stages in process

●	For the year-to-date period in 2023, the company has opened 17 non-traditional units with 24 additional units scheduled to be opened, 18 of which are tentatively scheduled to open by the end of July

●	At the current pace, the company anticipates that 2nd quarter revenues from its non-traditional venue will significantly exceed revenues from the first quarter of 2023

Scott Mobley, Noble Roman’s President and CEO, observed, “As we noted previously, starting late in 2022 and into 2023, inflationary pressures, volatility in guest patterns and the consumer response to general economic uncertainty created operational challenges. In response we developed refined protocols for controlling food and labor costs during the first quarter. As a result, we have been able to make significant headway in improving margins in the Craft Pizza & Pub segment.  Additionally, our emphasis on growing the non-traditional side of the business has been paying off in accelerated new unit franchise sales as well as in increased revenues for the segment.  We are very pleased with the progress so far in the second quarter.”

Mobley went on to say, “We will remain focused on and pursue our mission despite external distractions that might attempt to sidetrack our efforts. Our particular focus is to continue to execute on our strategies to: accelerate the growth of our non-traditional franchise locations; improve margins and staffing stability at our company-owned Craft Pizza & Pub restaurants, despite the current economic and inflationary environment; and address the company’s capital resources to enable faster growth of company-owned and franchised Craft Pizza & Pub locations.”

The statements contained above concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management.  The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format and the ability to convert the sales pipeline into sold units, the company’s ability to successfully operate an increased number of company-owned restaurants, the outcome of the election of directors at the company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information” in Form 10-Q filed with SEC on May 10, 2023), general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans and refinance its debt under suitable terms, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation and other changes in prices or supplies of food ingredients and labor as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

-END-

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Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2023 in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 13, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.nobleromans.com under the heading “Investor Relations.”

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